UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 26, 2012

HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 26, 2012, HomeStreet, Inc. (the “Company”) announced that it will appoint Cory Stewart, age 40, as the Company's Executive Vice President and Principal Accounting Officer, effective upon receipt of approval by or non-objection from the Federal Reserve and upon the expiration, without objection, of a 30-day period after written notice is given to the Federal Deposit Insurance Corporation (the “FDIC”) and the Washington Department of Financial Institutions (the “WDFI”).

Mr. Stewart joined the Company in March 2012 and currently serves as its Senior Vice President and Controller of HomeStreet, Inc. and Senior Vice President, Finance Director of the Company's wholly owned banking subsidiary, HomeStreet Bank (the “Bank”). Mr. Stewart was previously the director of finance at Volt Information Sciences, Inc. from February 2009 to March 2012. Prior to that, Mr. Stewart spent over seven years from October 2001 to February 2009 in various finance, accounting and enterprise risk management roles at Washington Mutual, Inc. and is a licensed CPA in the state of Washington and a CFA charter holder since 2002. He graduated cum laude with a bachelor's degree in accounting and an MBA from the University of Utah.

On July 26, 2012, the Company also announced that it will appoint Darrell van Amen, age 46, as the Company's Executive Vice President and Principal Investment Officer, effective upon receipt of approval by or non-objection from the Federal Reserve and upon the expiration, without objection, of a 30-day period after written notice is given to the FDIC and the WDFI.

Mr. van Amen currently serves as Senior Vice President, Asset/Liability Manager and Treasurer of the Bank; Senior Vice President and Treasurer of the Company. Mr. van Amen joined the Company in 2003. Prior to joining the Bank, Mr. van Amen served as the quantitative analytics manager for the Royal Bank of Canada, and as vice president and balance sheet manager at Old Kent Financial. He holds a bachelor's degree in Economics from Weber State University and a master's degree in Economics from Claremont Graduate University.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.
Exhibit 99.1 Press Release issued by HomeStreet, Inc. dated July 27, 2012, regarding its appointment of certain officers.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 27, 2012.

HomeStreet, Inc.

By:	/s/ Godfrey B. Evans
Godfrey B. Evans
Executive Vice President, Chief Administrative
Officer, General Counsel and Corporate Secretary